Exhibit 12.1

                             SUMMIT PROPERTIES INC.
               CALCULATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                                                        YEAR ENDED DECEMBER 31,
                                                                     2001        2000        1999        1998       1997
                                                                  ----------  ----------  ----------  ----------  ----------
Income before minority interest of
    unitholders in Operating Partnership and
    extraordinary items                                            $ 77,316    $ 86,814    $ 59,760    $ 66,475    $ 31,934
Interest:
    Expense incurred                                                 39,854      38,649      37,282      32,550      20,902
    Amortization of deferred financing costs                          1,404       1,072         992         956       1,057
    Rental fixed charges                                                291         280         159         133         115
                                                                  ----------  ----------  ----------  ----------  ----------
    Total                                                          $118,865    $126,815    $ 98,193    $100,114    $ 54,008
                                                                  ==========  ==========  ==========  ==========  ==========

Fixed charges:
    Interest expense                                               $ 39,854    $ 38,649    $ 37,282     $32,550     $20,902
    Interest capitalized                                             11,080      11,117       7,888       6,143       5,876
    Dividends to preferred unitholders in operating parthership      12,420      12,420       6,698           -           -
    Rental fixed charges                                                291         280         159         133         115
    Amortization of deferred financing costs                          1,404       1,072         992         956       1,057
                                                                  ----------  ----------  ----------  ----------  ----------
      Total                                                        $ 65,049    $ 63,538    $ 53,019    $ 39,782    $ 27,950
                                                                  ==========  ==========  ==========  ==========  ==========

Ratio of earnings to fixed charges                                     1.83        1.99        1.85        2.52        1.93
                                                                  ==========  ==========  ==========  ==========  ==========


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